Exhibit 99.1

Contact:	Glen L. Ponczak	For Immediate Release
	Johnson Controls, Inc.	July 19, 2004
(414) 524-2375

Johnson Controls to Acquire Grupo IMSA Automotive Battery Business

     MILWAUKEE, Wisconsin USA . . .July 19, 2004. . . . Johnson Controls, Inc. and Grupo IMSA, S.A. de C.V., joint venture partners in a Mexican and South American automotive battery business, today announced that Johnson Controls will acquire 100% ownership of the joint venture.

     The company is the leading automotive battery producer in Mexico and South America. Grupo IMSA reported fiscal 2003 sales and operating income for the business of $429 million and $88 million, respectively. Johnson Controls has been the major customer of the joint venture since it was formed in 1998.
     Johnson Controls will pay approximately $525 million, including the assumption of debt, for the remaining 51% of the company. The transaction, which is subject to regulatory approvals, is expected to be completed in the fall of 2004. The acquisition is anticipated to provide incremental revenue to Johnson Controls of $250 million and to be accretive to its earnings in fiscal 2005. The investment is expected to be initially funded with short-term debt.
     The business operates four manufacturing plants and one lead recycling plant in Mexico, as well as one manufacturing plant in Brazil. In addition to supplying Johnson Controls, the business is a major supplier to the Mexican and South American battery aftermarkets, including hypermarkets, wholesalers and original equipment service channels. It supplies batteries under the two leading brands, LTH and AMERICA in Mexico and under HELIAR in South America. Approximately 20% of sales are to the original equipment market, which includes such customers as Ford, DaimlerChrysler, Volkswagen and Nissan, and 80% to the aftermarket — Walmart, Autozone, Costco, and Carrefour, among others. The joint venture has 3,100 employees.

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     “Grupo IMSA and Johnson Controls have built a good business together, a business that enjoys efficient operations, excellent quality and high customer satisfaction ratings. Today’s announcement provides new opportunities to strengthen our global leadership position and further leverage our capabilities and technologies to improve quality and meet the demands of our customers,” said Gregg Sherrill, president of the Johnson Controls battery business.
     “Johnson Controls position as market leader in the U.S. and Europe perfectly complements our leadership in Mexico and South America. Johnson Controls will bring innovative manufacturing technologies and processes focused on further improvements to quality and customer satisfaction,” said Felipe Muzquiz, president of the joint venture.
     Johnson Controls is the world’s largest manufacturer of lead-acid automotive batteries, with the leading market share in North America and Europe. In the U.S., Johnson Controls supplies original equipment batteries to DaimlerChrysler, Ford, Honda, Nissan and Toyota. The company supplies private-label aftermarket batteries for Advance Auto, AutoZone, Costco, Interstate Battery System of America, Pep Boys, Sears, Wal-Mart and others. In Europe, the company manufactures original equipment automotive batteries for BMW, DaimlerChrysler, Ford, PSA, Volkswagen and other automakers. It is a major supplier to the European independent aftermarket, including customers such as Robert Bosch GmbH, hypermarkets such as Carrefour, and wholesalers. Johnson Controls also manufactures the Optima spiral-wound automotive battery, available worldwide.

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin. For additional information, visit www.johnsoncontrols.com.

Grupo Imsa, a holding company, dates back to 1936 and is today one of Mexico’s leading diversified industrial companies, operating in four businesses: steel processed products; automotive batteries and related products; steel and plastic construction products; and aluminum and other related products. Grupo Imsa operates manufacturing and distribution facilities in Mexico, the United States, Europe and throughout Central and South America. In 2003 the Company’s sales reached US$2.8 billion, of which close to 55% was generated outside Mexico. Grupo Imsa shares trade on the Mexican Stock Exchange (IMSA) and, in the United States, on the NYSE (IMY).

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Johnson Controls has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, including receiving regulatory approvals, completion of the transaction, U.S. dollar exchange rates and those discussed in the company’s Form 8-K (dated January 7, 2004), could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.